                                  Exhibit 21.1

                              LIST OF SUBSIDIARIES



CardPayment Solutions, LLC
CardSync Processing, Inc.
E-Commerce Exchange, Inc.
1st National Processing, Inc.
iPayment Acquisition Sub, LLC
iPayment of California, LLC
iPayment of Eureka, Inc.
iPayment of Maine, Inc.
Online Data Corp.
PCS Acquisition Sub, LLC
Quad City Acquisition Sub, Inc.
TS AcquisitionSub, LLC